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Exhibit 11.0 - Computation of Per Share Earnings

     During the third quarter of 1998, the Company adopted Statement of Financial Accounting Standards No. 128, EARNING PER SHARE (SFAS No. 128).
This Statement became effective for financial statements issued for periods ending after December 15, 1997. Under the provisions of SFAS No. 128, primary and fully diluted earnings per share were replaced with basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares adjusted for the dilutive effect of outstanding stock options. ESOP shares are only considered outstanding for earnings per share calculations when they are committed to be released. As of September 30, 1998, the Company does not have any outstanding stock options. See
"Subsequent Event"section for approval of the EFC Bancorp, Inc. Stock Based Incentive Plan on October 27, 1998. Earnings per share of common stock for the nine month period ended September 30, 1998 has been determined by dividing net loss from April 3, 1998 (date of initial public offering) through September 30, 1998 by the weighted average number of shares of common stock outstanding. Earnings per share information for the prior year periods ended September 30, 1997 cannot be computed as the Company did not issue common stock until April 3, 1998.

Presented below are the calculations for basic and diluted earnings per share:

                                           Three Months     April 3,
                                              Ended         Through
                                           September 30,  September 30,
Basic:                                         1998           1998
------                                     -------------  --------------
Net income (loss)                            $ 1,069,681  $ ( 1,409,363)
Weighted average shares outstanding            6,914,241      6,914,241
Basic earnings (loss) per share              $       .15  $       ( .20)
                                                     ---            ---
                                                     ---            ---
Diluted:
--------
Net income (loss)                            $ 1,069,681  $ ( 1,409,363)
Weighted average shares outstanding            6,914,241      6,914,241
Effect of dilutive stock options outstanding       -                -
Diluted weighted average shares outstanding    6,914,241      6,914,241
Diluted earnings (loss) per share            $       .15  $       ( .20)
                                                     ---            ---
                                                     ---            ---